FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
---------------------------
Lori Zimmerman Mayer
Investor Relations
610-925-2000


                         GENESIS HEALTHCARE CORPORATION
                    REPORTS THIRD QUARTER FISCAL 2004 RESULTS

         o    $0.39 EARNINGS PER DILUTED SHARE FROM CONTINUING OPERATIONS

         o    $31.8 MILLION OF DEBT REPAID IN THE QUARTER

         o    NEGOTIATED REDUCTION IN INTEREST RATE SPREAD ON SENIOR TERM LOAN

KENNETT SQUARE, PA -- (July 28, 2004) - Genesis HealthCare Corporation ("GHC") (NASDAQ:GHCI) today announced income from continuing operations of $7.8 million ($0.39 per diluted share) and net income of $6.7 million ($0.34 per diluted share) for the quarter ended June 30, 2004.

EBITDA for the quarter ended June 30, 2004 was $30.5 million, compared to EBITDA of $24.4 million for the comparable period in the prior year (see attached reconciliation on page 6). EBITDA was reduced in the quarter ended June 30, 2004 by $0.4 million ($0.01 per diluted share) for non-cash charges related to the early extinguishment of debt.

For the year to date period, on a pro forma basis, assuming the December 1, 2003 spin-off of GHC from NeighborCare, Inc. ("NCI") occurred on October 1, 2003, income from continuing operations was $20.6 million or $1.03 per diluted share (see attached pro forma financial information on page 11).

For the year to date period, both EBITDA and Adjusted EBITDA were $88.9 million, compared to EBITDA and Adjusted EBITDA of $73.7 million and $72.6 million, respectively, for the comparable period in the prior year (see attached reconciliation on page 6). EBITDA and Adjusted EBITDA were reduced in the current year to date period by $1.3 million ($0.04 per diluted share) for non-cash charges related to the early extinguishment of debt.

GHC revenues for the quarter ended June 30, 2004 grew 10.2% to $378.3 million from $343.3 million in the comparable period in the prior year. For the year to date period, revenues grew 11.0% to $1,129.4 million from $1,017.3 million in the comparable period in the prior year.

"We are pleased with our performance for the quarter as we continued to make progress towards the operational and margin expansion goals we established at the time of the spin-off," said George V. Hager, Jr., Chairman and Chief Executive Officer. "Most notably, we continued to reduce our agency labor costs, which were down significantly in the quarter, contributing to an exceptional year-to-date improvement in this area while maintaining overall nursing hours per patient day. Furthermore, we are generating significant operating cash flow, which has allowed us to continue to strengthen our balance sheet through the repayment of over $30 million of debt."

Net revenue growth in the quarter was driven by an increase in Medicare and Medicaid revenues. Medicare revenues increased as a result of the October 1, 2003 Medicare rate increases, as well as higher Medicare patient acuity. GHC's Medicare rate grew 12.1% to $352 per patient day for the quarter ended June 30, 2004 from $314 per patient day in the comparable period in the prior year. In addition, $18.1 million of revenue growth in the quarter ended June 30, 2004 was attributed to the consolidation of eight eldercare centers previously managed by GHC, which were consolidated earlier in the year, but are not included in the comparable periods in the prior year.

EBITDA growth in the quarter was enhanced by continued progress in reducing reliance on agency labor. Agency labor costs declined 29.4% on a per patient day basis without a significant change in overall nursing hours per patient day during the quarter ended June 30, 2004 versus the comparable period in the prior year. Professional (RN/LPN) agency utilization represented the majority of this decline. EBITDA growth in the quarter was offset by continued earnings pressure in the rehabilitation therapy business as a result of a significant shortage of qualified therapists. The high demand for therapists has resulted in increased labor costs in that business.

During the quarter, GHC generated operating cash flow of $23.8 million, enabling the repayment of $31.8 million of debt. Nearly $30 million of the debt repayment was made voluntarily. GHC ended the quarter with $115.1 million in cash and $429.9 million of indebtedness. As anticipated, operating cash flow in the quarter was impacted by the timing of the funding of insurance programs which were renewed during the quarter, retirement programs and interest payments, offset by strong receivable collections. Year to date, operating cash flow totaled $100.2 million.

"At the time of the spin-off, we established a commitment to reducing our leverage, estimating that it would take two years to reduce debt to our targeted level," said James McKeon, Chief Financial Officer. "Our strong operating cash flow and working capital management during the year has allowed us to reduce our leverage ahead of schedule. Furthermore, our borrowing costs continue to decline as early debt repayments have resulted in reduced interest expense and effective June 25, 2004, we successfully renegotiated certain terms of our senior term loan, reducing the interest rate spread by 50 basis points."

BASIS OF PRESENTATION
The accompanying financial information through November 30, 2003 have been prepared on a basis which reflects the historical financial information of GHC assuming the operations of NCI contributed in the spin-off were organized as a separate legal entity, owning certain net assets of NCI. Beginning December 1, 2003, the accompanying financial information has been prepared on a basis which reflects the net operations of GHC as a stand alone entity. The allocation methodologies followed in preparing the accompanying financial information prior to the December 1, 2003 spin-off may not necessarily reflect the results of operations, cash flows, or financial position of GHC in the future, or what the results of operations, cash flows or financial position would have been had GHC been a separate stand-alone entity for all periods presented.

DISCONTINUED OPERATIONS
GHC accounts for discontinued operations, including assets held for sale, under the provisions of Statement of Financial Accounting Standards, No. 144 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 144"). Under SFAS 144, discontinued businesses including assets held for sale are removed from the results of continuing operations and presented as a separate line on the statement of operations. The net revenues and loss per diluted share of GHC's discontinued operations for the three months ended June 30, 2004 were $6.4 million and $(0.06), respectively. The net revenues and loss per diluted share for the year to date period ended June 30, 2004 were $26.1 million and $(0.17), respectively.

CONFERENCE CALL
Genesis HealthCare Corporation will hold a conference call at 10:00 a.m. EDT on July 29, 2004 to discuss results for the quarter. Investors can access the conference call by phone at (800) 553-0288 or live via webcast through the GHC web site at http://www.genesishcc.com, where a replay of the call will also be posted for one year.

ABOUT GENESIS HEALTHCARE CORPORATION
Genesis HealthCare (NASDAQ: GHCI) is one of the nation's largest long term care providers with over 200 skilled nursing centers and assisted living residences in 13 eastern states operating under the Genesis ElderCare banner. Genesis also supplies contract rehabilitation therapy to over 730 healthcare providers in 21 states and the District of Columbia.

Visit our website at www.genesishcc.com.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may", "target", "appears" and similar expressions. Such forward looking statements include, without limitation, the effect of the spin-off on our operations, expected reimbursement rates, including RUGs changes, agency labor utilization, inflationary increases in state Medicaid rates and self-insurance retention limits. Factors that could cause actual results to differ materially include, but are not limited to, the following: costs, changes in the reimbursement rates or methods of payment from Medicare or Medicaid, or the implementation of other measures to reduce reimbursement for our services; the expiration of enactments providing for additional government funding; efforts of third party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third party payors; competition in our business; an increase in insurance costs and potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, and generate sufficient cash flow to meet operational and financial requirements; changes in interest expense; and an economic downturn or changes in the laws affecting our business in those markets in which we operate.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

                                     # # #

                         GENESIS HEALTHCARE CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                    THREE MONTHS ENDED JUNE 30, 2004 AND 2003
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                     Three months ended
                                                                June 30, 2004     June 30, 2003
                                                               ---------------   ---------------

Net revenues                                                   $      378,251    $      343,254
Operating expenses:
  Salaries, wages and benefits                                        237,268           211,620
  Other operating expenses                                            103,090           100,482
  Loss on early extinguishment of debt                                    425                 -
Lease expense                                                           7,010             6,718
Depreciation and amortization expense                                  11,356             9,787
Interest expense                                                        6,854             4,422
                                                               ---------------   ---------------
Income before income tax expense (benefit), equity in
  net income of unconsolidated affiliates and
  minority interests                                                   12,248            10,225
Income tax expense (benefit)                                            4,998              (455)
                                                               ---------------   ---------------
Income before equity in net income of unconsolidated
  affiliates and minority interests                                     7,250            10,680
Equity in net income of unconsolidated affiliates                         746               448
Minority interests                                                       (170)                -
                                                               ---------------   ---------------
Income from continuing operations                                       7,826            11,128
Loss from discontinued operations, net of taxes                        (1,104)           (5,852)
                                                               ---------------   ---------------
Net income                                                     $        6,722    $        5,276
                                                               ===============   ===============

Per common share data:
Basic:
  Income from continuing operations                            $         0.39
  Loss from discontinued operations                                     (0.06)
  Net income                                                   $         0.34
  Weighted average shares                                          19,963,778

Diluted:
  Income from continuing operations                            $         0.39
  Loss from discontinued operations                                     (0.06)
  Net income                                                   $         0.34
  Weighted average shares                                          20,031,427

------------------------------------------------------------------------------------------------

                         GENESIS HEALTHCARE CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
                    NINE MONTHS ENDED JUNE 30, 2004 AND 2003
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                      Nine months ended
                                                                June 30, 2004    June 30, 2003
                                                               ---------------  ---------------

Net revenues                                                   $    1,129,434    $    1,017,341
Operating expenses:
  Salaries, wages and benefits                                        701,842           630,181
  Other operating expenses                                            316,125           294,282
  Loss (gain) on early extinguishment of debt                           1,253            (1,123)
Lease expense                                                          21,309            20,294
Depreciation and amortization expense                                  34,433            28,893
Interest expense                                                       20,203            12,487
                                                               ---------------   ---------------
Income before income tax expense, equity in net
  income of unconsolidated affiliates and
  minority interests                                                   34,269            32,327
Income tax expense                                                     13,925             8,164
                                                               ---------------   ---------------
Income before equity in net income of unconsolidated
  affiliates and minority interests                                    20,344            24,163
Equity in net income of unconsolidated affiliates                       1,770               875
Minority interests                                                       (329)                -
                                                               ---------------   ---------------
Income from continuing operations                                      21,785            25,038
Loss from discontinued operations, net of taxes                        (3,483)          (15,065)
                                                               ---------------   ---------------
Net income                                                     $       18,302    $        9,973
                                                               ===============   ===============

Pro forma per common share data (1):
Basic:
  Income from continuing operations                            $         1.09
  Loss from discontinued operations                                     (0.17)
  Net income                                                   $         0.92
  Weighted average shares                                          19,928,517

Diluted:
  Income from continuing operations                            $         1.09
  Loss from discontinued operations                                     (0.17)
  Net income                                                   $         0.92
  Weighted average shares                                          19,966,961

------------------------------------------------------------------------------------------------

(1) - The computation of pro forma common share data assumes that the common shares of GHC distributed on December 1, 2003 in connection with the spin-off were outstanding since October 1, 2003.

                         GENESIS HEALTHCARE CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)

--------------------------------------------------------------------------------------------------------------
Reconciliation of net income to EBITDA and
 Adjusted EBITDA (in thousands)
                                                       Three months ended June 30,  Nine months ended June 30,
                                                           2004          2003           2004           2003
                                                       -----------    -----------   -----------    -----------

Net income                                             $    6,722     $    5,276    $   18,302     $    9,973
Add back:
  Loss from discontinued operations, net of taxes           1,104          5,852         3,483         15,065
  Equity in net income of unconsolidated affiliates          (746)          (448)       (1,770)          (875)
  Minority interests                                          170              -           329              -
  Income tax expense (benefit)                              4,998           (455)       13,925          8,164
  Interest expense                                          6,854          4,422        20,203         12,487
  Depreciation and amortization expense                    11,356          9,787        34,433         28,893
                                                       -----------    -----------   -----------    -----------
EBITDA                                                 $   30,458     $   24,434    $   88,905     $   73,707
  Gain on early extinguishment of debt (1)                      -              -             -         (1,123)
                                                       -----------    -----------   -----------    -----------
Adjusted EBITDA                                        $   30,458     $   24,434    $   88,905     $   72,584
                                                       ===========    ===========   ===========    ===========


--------------------------------------------------------------------------------------------------------------

(1) - The gain on early extinguishment of debt recognized in the nine months ended June 30, 2003 is the result of a negotiated discount on a mortgage loan liquidated by us at the request of the mortgage lender. We excluded this gain from the calculation of Adjusted EBITDA because management does not view such a gain as likely to occur in the foreseeable future, nor have we encountered a similar transaction in recent years. While we often may be interested in extinguishing certain of our mortgage loans by refinancing such loans with senior credit facility borrowings at more favorable rates of interest, because most of these mortgage loans require expensive prepayment penalties, it is often not economically feasible for us to do so. To have a mortgage lender approach GHC to extinguish mortgage debt so that we are able to negotiate favorable extinguishment terms is deemed by management to be an unusual event that is reasonably unlikely to occur within the next two years. The loss on early extinguishment of debt recognized in the three and nine month periods ended June 30, 2004 are the result of the early extinguishment of mortgage loans and senior credit facility debt, and principally consists of the write-off of unamortized deferred financing fees. We did not exclude these aggregate losses from the calculation of Adjusted EBITDA because GHC has recognized similar losses in recent years and believes it is likely that similar losses will be recognized within the next two years.

                         GENESIS HEALTHCARE CORPORATION
                       UNAUDITED CONDENSED BALANCE SHEETS
               JUNE 30, 2004, MARCH 31, 2004 AND DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                            June 30, 2004     March 31, 2004    December 31, 2003
                                                           ---------------    ---------------   ------------------
Assets:
Current assets:
  Cash and equivalents                                     $      115,144     $      125,958    $         114,347
  Restricted investments in marketable securities                  30,820             30,320               29,820
  Accounts receivable, net                                        175,732            188,779              187,789
  Prepaid expenses and other current assets                        31,193             24,855               35,806
  Assets held for sale                                              2,988              3,952                    -
                                                           ---------------    ---------------   ------------------
    Total current assets                                          355,877            373,864              367,762
                                                           ---------------    ---------------   ------------------
Property and equipment, net                                       697,943            706,189              688,924
Assets held for sale                                                8,724              8,717               12,757
Restricted investments in marketable securities                    65,345             60,284               63,226
Other long-term assets                                            106,316            109,675              110,037
Identifiable intangible assets, net                                 1,928              1,679                1,952
Goodwill                                                            7,116              6,875                2,990
                                                           ---------------    ---------------   ------------------
  Total assets                                             $    1,243,249     $    1,267,283    $       1,247,648
                                                           ===============    ===============   ==================

Liabilities and Shareholders' Equity:
Current liabilities:
  Current installments of long-term debt                   $        4,361     $        4,664    $           4,495
  Accounts payable and accrued expenses                           140,135            146,814              137,435
  Current portion of self-insurance liability reserves             30,820             30,320               29,820
                                                           ---------------    ---------------   ------------------
    Total current liabilities                                     175,316            181,798              171,750
                                                           ---------------    ---------------   ------------------
Long-term debt                                                    425,581            457,097              457,354
Deferred income taxes                                              13,496             11,665                9,539
Self-insurance liability reserves                                  64,800             63,612               62,423
Other long-term liabilities                                        28,598             25,240               25,193

Total shareholders' equity                                        535,458            527,871              521,389
                                                           ---------------    ---------------   ------------------
  Total liabilities and shareholders' equity               $    1,243,249     $    1,267,283    $       1,247,648
                                                           ===============    ===============   ==================

Note: Certain prior period balances have been reclassified to conform with the current period presentation.

                         GENESIS HEALTHCARE CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                    THREE MONTHS ENDED JUNE 30, 2004 AND 2003
                                 (IN THOUSANDS)

                                                                              Three months ended
                                                                        June 30, 2004     June 30, 2003
                                                                       ---------------   ---------------
Cash flows from operating activities:
  Net income                                                           $        6,722    $        5,276
  Net charges included in operations not requiring funds                       18,528            21,548
  Changes in assets and liabilities:
    Accounts receivable                                                         6,963             8,073
    Accounts payable and accrued expenses                                      (2,060)           (8,753)
    Other, net                                                                 (6,352)           (2,215)
                                                                       ---------------   ---------------
  Net cash provided by operating activities                                    23,801            23,929
                                                                       ---------------   ---------------

Cash flows from investing activities:
  Capital expenditures                                                         (6,184)           (5,865)
  Net purchases of restricted marketable securities                            (5,936)           (6,464)
  Acquisition of rehabilitation services business                                   -              (482)
  Purchase of eldercare centers and lease amendments                             (203)                -
  Sale of eldercare assets                                                      7,267            26,421
  Other                                                                         2,260            10,605
                                                                       ---------------   ---------------
  Net cash (used in) provided by investing activities                          (2,796)           24,215
                                                                       ---------------   ---------------

Cash flows from financing activities:
  Repayment of long-term debt and payment of sinking
    fund requirements                                                         (31,819)           (3,842)
  Net transactions with NCI, prior to the spin-off                                  -           (46,788)
                                                                       ---------------   ---------------
  Net cash used in financing activities                                       (31,819)          (50,630)
                                                                       ---------------   ---------------

Net decrease in cash and equivalents                                   $      (10,814)   $       (2,486)

Cash and equivalents:
Beginning of period                                                           125,958             7,360
                                                                       ---------------   ---------------
End of period                                                          $      115,144    $        4,874
                                                                       ===============   ===============

                         GENESIS HEALTHCARE CORPORATION
                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                    NINE MONTHS ENDED JUNE 30, 2004 AND 2003
                                 (IN THOUSANDS)

                                                                      Nine months ended
                                                                June 30, 2004    June 30, 2003
                                                               ---------------  ---------------
Cash flows from operating activities:
  Net income                                                   $       18,302   $        9,973
  Net charges included in operations not requiring funds               58,229           54,426
  Changes in assets and liabilities:
    Accounts receivable                                                (1,362)          (1,146)
    Accounts payable and accrued expenses                              21,971          (13,915)
    Other, net                                                          3,024              398
                                                               ---------------  ---------------
  Net cash provided by operating activities                           100,164           49,736
                                                               ---------------  ---------------

Cash flows from investing activities:
  Capital expenditures                                                (21,030)         (25,015)
  Net purchases of restricted marketable securities                    (6,261)          (7,373)
  Acquisition of rehabilitation services business                           -           (5,918)
  Purchase of eldercare centers and lease amendments                  (48,976)               -
  Sale of eldercare assets                                             15,074           55,977
  Other                                                                 2,571           10,605
                                                               ---------------  ---------------
  Net cash (used in) provided by investing activities                 (58,622)          28,276
                                                               ---------------  ---------------

Cash flows from financing activities (1):
  Repayment of long-term debt and payment of sinking
    fund requirements                                                (280,304)         (51,268)
  Proceeds from issuance of long-term debt                            410,000                -
  Debt issuance costs                                                  (9,337)               -
  Net transactions with NCI, prior to the spin-off                    (55,548)         (29,290)
                                                               ---------------  ---------------
  Net cash provided by (used in) financing activities                  64,811          (80,558)
                                                               ---------------  ---------------

Net increase (decrease) in cash and equivalents                $      106,353   $       (2,546)

Cash and equivalents:
Beginning of period                                                     8,791            7,420
                                                               ---------------  ---------------
End of period                                                  $      115,144   $        4,874
                                                               ===============  ===============


(1) - Net cash provided by financing activities includes approximately $400.7 million of net proceeds received in connection with the issuance of GHC's new financing arrangements, offset by the use of $218.5 million to repay indebtedness of NCI allocated to GHC, $61.8 million of other debt repayments and $55.5 million of cash transferred to NCI in connection with the spin-off.

                         GENESIS HEALTHCARE CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                                     Three months ended                   Nine months ended
Segment Data (dollars in thousands)                             June 30, 2004    June 30, 2003      June 30, 2004     June 30, 2003
                                                               ---------------  ---------------    ---------------   ---------------
INPATIENT SERVICES
Revenue (1)                                                    $      336,477   $      299,030     $    1,006,719    $      891,716
EBITDA - $ (1)                                                         41,763           28,867            122,959            85,907
EBITDA - %                                                              12.4%             9.7%              12.2%              9.6%
REHABILITATION THERAPY SERVICES
(including intersegment amounts)
Revenue (1)                                                    $       50,379   $       52,546     $      146,909    $      151,213
EBITDA - $ (1)                                                          4,637            8,900             13,285            25,154
EBITDA - %                                                               9.2%            16.9%               9.0%             16.6%


                                                                     Three months ended                   Nine months ended
Selected Operating Statistics                                   June 30, 2004    June 30, 2003      June 30, 2004     June 30, 2003
                                                               ---------------  ---------------    ---------------   ---------------

Occupancy - Licensed Beds                                               90.3%            90.5%              90.9%             90.8%

Patient Days:
  Private and other                                                   329,116          316,649            993,483           962,651
  Medicare                                                            262,600          256,669            800,816           757,703
  Medicaid                                                          1,084,610        1,014,062          3,252,388         3,050,750
                                                               ---------------  ---------------    ---------------   ---------------
  Total Days                                                        1,676,326        1,587,380          5,046,687         4,771,104
                                                               ===============  ===============    ===============   ===============

Per Diems:
  Private and other                                            $       202.66   $       202.48     $       202.35    $       202.12
  Medicare                                                             352.40           314.47             348.72            312.71
  Medicaid                                                             157.75           146.79             156.81            145.82

Nursing labor costs per patient day:
  Employed labor                                               $        78.18   $        72.50     $        77.19    $        71.78
  Agency labor                                                           3.97             5.62               4.52              6.16
                                                               ---------------  ---------------    ---------------   ---------------
  Total                                                        $        82.15   $        78.12     $        81.71    $        77.94
                                                               ===============  ===============    ===============   ===============

Inpatient Licensed Beds (end of period)
  Owned
    - Skilled Nursing                                                  15,226
    - Assisted Living                                                     944
                                                               ---------------
    Total Owned                                                        16,170

  Leased
    - Skilled Nursing                                                   4,065
    - Assisted Living                                                     490
                                                               ---------------
    Total Leased                                                        4,555
                                                               ---------------
 Total Owned and Leased (Consolidated)                                 20,725
                                                               ===============

 Jointly Owned
    - Skilled Nursing                                                   2,117
    - Assisted Living                                                     656

 Managed
    - Skilled Nursing                                                   1,684
    - Assisted Living                                                     578
                                                               ---------------
 Total - (Unconsolidated)                                               5,035
                                                               ===============

(1) - The revenue and EBITDA of our operating segments was impacted in the three and nine months ended June 30, 2004 by a $2.0 million and $5.9 million reduction, respectively, in the pricing extended by our rehabilitation therapy services segment to our inpatient services segment.

                         GENESIS HEALTHCARE CORPORATION
               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statement presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" in GHC's annual report on Form 10-K filed on February 4, 2004.

The following unaudited pro forma condensed statement of operations for the nine months ended June 30, 2004 is presented as if the spin-off of GHC occurred on October 1, 2003.

The unaudited pro forma condensed financial statement is presented for informational purposes only and is not necessarily indicative of what our financial position and results of operations actually would have been for the period presented if the spin-off occurred on October 1, 2003, nor does such financial statement purport to represent the results of future periods. The pro forma adjustments are based upon available information and certain assumptions that we consider reasonable and are described in the notes accompanying the unaudited pro forma condensed financial statement. No changes in operating revenues and expenses have been made to reflect the results of any modifications to operations that might have been made had the spin-off of GHC been completed on the aforesaid effective date for purposes of the pro forma results.

                         GENESIS HEALTHCARE CORPORATION
              UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                         NINE MONTHS ENDED JUNE 30, 2004
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               Historical                Pro Forma
                                                              -------------  --------------------------------
                                                                   GHC        Adjustments           GHC
                                                              -------------  -------------       ------------

 Net revenues                                                 $  1,129,434   $          -        $ 1,129,434

 Expenses:
       Operating expenses                                        1,019,220              -          1,019,220
       Lease expense                                                21,309              -             21,309
       Depreciation and amortization expense                        34,433             88 (1)         34,521
       Interest expense                                             20,203          1,864 (2)         22,067
                                                              -------------  -------------       ------------


 Income before income tax expense
   equity in net income of unconsolidated
   affiliates and minority interests                                34,269         (1,952)            32,317

 Income tax expense                                                 13,925           (761)(3)         13,164
                                                              -------------  -------------       ------------

 Income before equity in net income
   of unconsolidated affiliates and minority
   interests                                                        20,344         (1,191)            19,153

 Equity in net income of unconsolidated affiliates                   1,770              -              1,770

 Minority interests                                                   (329)             -               (329)

                                                              -------------  -------------       ------------
 Income from continuing operations                            $     21,785   $     (1,191)       $    20,594
                                                              =============  =============       ============



 Per common share data:
       Basic:
         Income from continuing operations                          $ 1.09                       $      1.03
         Weighted average shares                                19,928,517                        19,928,517

       Diluted:
         Income from continuing operations                          $ 1.09                       $      1.03
         Weighted average shares                                19,966,961                        19,966,961

See accompanying Notes to Unaudited Pro Forma Condensed Statement of Operations.

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
                         GENESIS HEALTHCARE CORPORATION
         NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

General note:

     The unaudited pro forma condensed statement of operations reflects all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations for the nine months ended June 30, 2004, assuming the spin-off occurred on October 1, 2003.

(1) Represents the amortization of estimated deferred financing fees and expenses related to our new financing arrangements offset by reduced historical amortization of deferred financing fees written-off following the repayment of the existing indebtedness.

                                                           Nine
                                                       months ended
                                                         June 30,
                                                           2004
                                                      ---------------
                                                      (in thousands)
       Historical financing fee amortization......... $          (54)
       New financing fee amortization................            142
                                                      ---------------
                                                      $           88
                                                      ===============

(2) Reflects the increase in estimated interest expense for the months of October and November 2003 based upon the incurrence of incremental debt following the spin-off and an estimated weighted borrowing average rate of 6.8% following the spin-off.


     Debt service under our new senior credit facility is based upon a variable interest rate that may fluctuate due to market conditions and / or our operating performance. A variance of 1/8% in variable rates of interest would change interest expense by approximately $165 thousand for the nine months ended June 30, 2004.

(3)  Income tax expense is reported at an estimated effective tax rate of 39%.


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